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                    [DORSEY & WHITNEY LLP OPINION LETTERHEAD]


                                                                     Exhibit 5.1

                                     June 17, 1997

First Bank System, Inc.
601 Second Avenue South
Minneapolis, Minnesota 55402-4302

      Re: Registration Statement on Form S-4

Ladies and Gentlemen:

            We have acted as counsel to First Bank System, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-4 (the "Registration Statement") relating to shares of Common Stock, $1.25 par value (the "Common Stock"), of New USBC (as hereinafter defined) and shares of 8 1/8% Cumulative Preferred Stock, Series A, par value $1.00 (the "Preferred Stock"), of New USBC to be issued in connection with the merger (the "Merger") of U. S. Bancorp, an Oregon corporation, with and into the Company, as described in the Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") constituting part of the Registration Statement. Following consummation of the Merger, the Company will be renamed "U.S. Bancorp" ("New USBC").

            We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

            In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties, and that such agreements or instruments are the
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First Bank System, Inc.
June 17, 1997
Page 2

valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

            Based on the foregoing, we are of the opinion that the shares of the Common Stock and the Preferred Stock to be issued in connection with the Merger, when issued in accordance with the terms of the Merger Agreement (as defined in the Joint Proxy Statement/Prospectus), will be duly authorized, validly issued, fully paid and nonassessable.

            Our opinions expressed above are limited to the Delaware General Corporation Law.

            We hereby consent to your filing of this opinion as an exhibit to the Registration Statement, and to the reference to this firm under the heading "Legal Opinions" in the Joint Proxy Statement/Prospectus.


                                               Very truly yours,


                                               Dorsey & Whitney LLP

PFC